Exhibit 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read Cellect Biotechnology Ltd.'s statements included under Item 16F(a) of Form 20-F dated April 3, 2020, and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Tel Aviv, Israel	/s/ Kost, Forer Gabbay & Kasierer
April 3, 2020	A Member Firm of Ernst & Young Global